EXHIBIT 99.1

                 BIGSTRING CORPORATION LAUNCHES CHINESE VERSION
                              OF ITS EMAIL SERVICE

         RED BANK, N.J., January 24 -- A Chinese version of BigString.com's recallable, erasable, and self-destructing email and video email service has been launched by BigString Corporation (OTCBB: BSGC). It is available at BigString.cn.

         "This opens an enormous new market for our user-controllable email," stated Darin Myman, President and CEO of BigString Corporation. "With the launch of BigString in both traditional and modern Chinese, the company has opened a significant avenue for further user growth." Myman also noted that BigString "brings privacy innovations which we believe are not generally available to Chinese users with any other email service."

         All of the features in the company's regular email service will be available in the Chinese version.

         BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable and self-destructing emails and video emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Interactive, Inc., a wholly-owned subsidiary of BigString Corporation, operates an interactive entertainment portal that contains live streaming audio and video programming that can be controlled by the Internet audience.

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: BigString Corporation, Darin Myman, 732-741-2840, darin@bigstring.com Greene Inc., Howard Greene, 516-825-0400, greenepr@aol.com